Grainger Announces Leadership Succession

James T. Ryan to become chief executive officer

CHICAGO, March 31, 2008 – W. W. Grainger, Inc. announced today that as part of the company's planned succession process James T. Ryan, Grainger's President, will add the title and responsibilities of Chief Executive Officer effective June 1, 2008. He is succeeding Richard L. Keyser, who will remain with the company as Chairman of the Board. Both men are standing for election to the board on April 30, 2008.

According to Keyser, "Jim becomes the fourth chief executive officer in Grainger's 80 year history, and we are fortunate to have someone as talented and qualified as he to take the helm. Jim has deep industry experience and the energy, discipline and passion for continuing Grainger's growth and profitability into the future. We have worked closely together for the past twenty years as he has moved within the company, and during that time, Jim has developed a broad understanding of what makes Grainger so successful. I am confident he will keep Grainger's values and mission in the forefront of his decision-making process - providing great service to those customers who maintain, repair and operate facilities."

"Thanks to Dick's leadership and foresight, I take over as CEO of a financially strong, highly profitable and well-positioned company with lots of opportunities to continue the growth record in sales and earnings that he has established," said Ryan. "I am excited about what we do and where we can take this company. Grainger helps the men and women who maintain facilities. Their jobs are even tougher today because companies are trying to find ways to become even more competitive. At Grainger, our employees work hard to help customers save time and money by providing unmatched service. That's why we're the leader in the industry - we serve customers better than anyone else."

Ryan was named Chief Operating Officer and appointed to the Board of Directors in February 2007. He became President of Grainger in 2006.

Ryan has served Grainger in increasingly responsible roles in virtually every part of the company since joining the company in 1980. He graduated from Miami University, Oxford, Ohio, in 1980 with a Bachelor of Science degree in business. He also earned a master's degree in business administration with distinction from DePaul University in Chicago.

About Grainger

W.W. Grainger, Inc. (NYSE: GWW), with 2007 sales of $6.4 billion, is the leading broad line supplier of facilities maintenance products serving businesses and institutions in Canada, China, Mexico and the United States. Through a highly integrated network including more than 600 branches, 18 distribution centers and multiple Web sites, Grainger's employees help customers get the job done.

# # #

Contacts:

Media:	Investors:
Ernest Duplessis Vice President, Internal and External Communications 847-535-4356	Laura Brown Vice President, Investor Relations 847/535-0409

Robb Kristopher Director, Media Relations 847/535-0879	William D. Chapman Director, Investor Relations 847/535-0881